Exhibit (c)(8)

CONFIDENTIAL

PRESENTATION REGARDING:

PROJECT ORB

Presentation to the Special Committee

July 15, 2005

CONFIDENTIAL MATERIAL FOR THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

THE FOLLOWING PAGES CONTAIN MATERIAL PROVIDED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF BRAVO, INC. (“BRAVO” OR THE “COMPANY”) BY CIBC WORLD MARKETS CORP. (“CIBC WORLD MARKETS”) IN CONNECTION WITH THE POTENTIAL SALE TRANSACTION INVOLVING BRAVO. THE ACCOMPANYING MATERIAL WAS COMPILED OR PREPARED ON A CONFIDENTIAL BASIS SOLELY FOR THE USE OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY AND NOT WITH A VIEW TOWARD PUBLIC DISCLOSURE UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE. THE INFORMATION CONTAINED IN THIS MATERIAL WAS OBTAINED FROM THE COMPANY AND PUBLIC SOURCES AND WAS RELIED UPON BY CIBC WORLD MARKETS WITHOUT ASSUMING RESPONSIBILITY FOR INDEPENDENT VERIFICATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ANY ESTIMATES AND PROJECTIONS FOR THE COMPANY CONTAINED HEREIN HAVE BEEN SUPPLIED BY THE MANAGEMENT OF THE COMPANY OR ARE PUBLICLY AVAILABLE, AND INVOLVE NUMEROUS AND SIGNIFICANT SUBJECTIVE DETERMINATIONS, WHICH MAY NOT BE CORRECT. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED UPON AS, A REPRESENTATION OR WARRANTY, WHETHER AS TO THE PAST, THE PRESENT OR THE FUTURE. THIS MATERIAL WAS NOT PREPARED FOR USE BY READERS NOT AS FAMILIAR WITH THE BUSINESS AND AFFAIRS OF THE COMPANY AS THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY AND, ACCORDINGLY, NEITHER THE COMPANY NOR CIBC WORLD MARKETS NOR THEIR RESPECTIVE LEGAL OR FINANCIAL ADVISORS OR ACCOUNTANTS TAKE ANY RESPONSIBILITY FOR THE ACCOMPANYING MATERIAL IF USED BY PERSONS OTHER THAN THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005

Table of Contents

1 Summary of Amended Terms

2 Financial Analysis

3 Appendix

A Bravo Financial Projections

B Cost of Capital Calculation

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005

1	Summary of Amended Terms

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	4

Summary of Amended Terms

Summary of Amended Terms

Key Transaction Terms

Per Share Merger Consideration	• $20.00 per share, in cash, for each outstanding share of Bravo common stock • 2.4% decrease from previous merger consideration of $20.50 per share

Sources of Financing[1]

•      $240 million of common and preferred equity from Consortium

•      $125 million Preferred from Jupiter ($83 million) and Tango ($42 million)

•      $115 million Common Stock from Omega ($90 million), Jupiter ($17 million), Tango ($8 million)

•      $290 million of debt financing under commitment letters from Bank of America, N.A., Goldman Sachs Credit Partners L.P., UBS Loan Finance LLC and UBS Securities LLC

•      High Yield Debt ($190 million), with bridge loan financing to backstop

•      Working Capital Facility ($100 million facility; undrawn at close)

•      5.77x Adjusted Debt / LTM Adjusted EBITDAR (estimated LTM 7/31/2005)

•      4.12x Total Debt / LTM Adjusted EBITDA (estimated LTM 7/31/2005)

•      $27.5 million of balance sheet cash

•      $7.6 million of management re-investment

•      Material financing commitment letters conditions to funding

•      Debt:

•      Company Material Adverse Effect (“MAE”)

•      Financing market MAE

•      S&P and Moody’s rating (no minimum rating requirement)

•      Maximum closing Adjusted Debt / LTM Adjusted EBITDAR of 5.94x

•      Mandatory utilization of up to $5 million of cash on balance sheet to reduce debt financing in order to remain below 5.94x leverage ratio

•      Minimum closing LTM Adjusted EBITDA of $45 million

•      Equity:

•      Omega shareholder approval for Omega equity commitment was obtained on 7/11/2005

Source: Based on the draft received 7/15/2005 of Amendment No. 1 to the Agreement and Plan of Merger and ongoing negotiations.

[1]	Sources, uses and conditions of funding as reflected in draft debt commitment letters received on 7/15/05.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	5

Summary of Amended Terms

Transaction Statistics

($ in millions, except per share data)

Valuation	Transaction Value
Bravo Per Share Consideration	$20.00
Fully Diluted Shares, Gross (in millions) (1)	22.2

Bravo Equity Value	$444.7
Plus: Debt & Minority Interest @ 4/30/2005 (2)	10.8
Less: Free Cash as of 4/30/2005 (2), (3)	(32.5)
Less: Option Proceeds (1)	(11.4)

Bravo Enterprise Value	$411.5

	Financial Statistic (2)	Transaction Multiples		Public Trading Multiples (4)				Precedent Transactions Multiples (5)
				Low		High		Low		High
LTM 7/31/2005E Revenue	$465.3	0.88	x	0.39	x	0.65	x	0.53	x	0.65	x
LTM 7/31/2005E EBITDA (6)	$46.5	8.8	x	5.6	x	7.6	x	7.1	x	8.7	x
2005E Calendar EPS	$0.90	22.2	x	12.9	x	17.5	x	—		—
2006E Calendar EPS	$1.07	18.7		11.8		14.5		—		—

[1]	Per Bravo management.

[2]	Source: Historical SEC filings and Bravo management. Figures represent Bravo core business only, per Bravo management.

[3]	Represents 12-month rolling average cash balance of $42.5 million less $10.0 million in operating cash, per Bravo management.

[4]	Based on low to median multiple reflected on the Public Trading Summary (See p. 12).

[5]	Based on + / - 10.0% of the median multiples reflected on the Precedent Transactions Summary (See p. 13).

[6]	Includes add-back of $2.3 million related to one-time property lease accounting adjustment, per Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	6

Summary of Amended Terms

Summary Transaction Leverage Comparison

($ in millions)

	April Announced Transaction			July Amended Transaction
Pro Forma Transaction Leverage Summary	Debt	Leverage Multiple (1)		Debt	Leverage Multiple (1)
Proposed Acquisition Financing	$205.0	3.77	x	$190.0	3.93	x
Plus: Existing Debt (2)	9.4	0.17	x	9.2	0.19	x

Total Debt	$214.4	3.94	x	$199.2	4.12	x
Plus: Trailing Rent Expense Capitalized @ 8.0x	289.9	3.20	x	284.9	3.39	x

Total Adjusted Debt	$504.3	5.56	x	$484.1	5.77	x

Source: Bravo management.

[1]	April Announced Deal leverage multiples based on estimated LTM Adjusted EBITDA of $54.4 million and Adjusted EBITDAR of $90.7 million as of 4/30/2005 representing Bravo core business plus Gardeners Eden, per Bravo management. July Amended Transaction leverage multiples based on estimated adjusted LTM Adjusted EBITDA of $48.3 million and Adjusted EBITDAR of $83.9 million as of 7/31/2005 representing Bravo core business only, per Bravo management. Per Bravo management and leverage test definition in financing commitment letters, LTM Adjusted EBITDA and Adjusted EBITDAR include add-back of $2.3 million related to one-time property lease accounting adjustment and non-cash compensation add-backs of $1.1 million and $1.7 million for 4/30/2005 and 7/31/2005, respectively, for purposes of calculating leverage ratios.

[2]	Estimated total mortgage balance plus capital lease balance as of 4/30/2005 and 7/31/2005 for the April Announced Deal and the July Amended Transaction, respectively, per Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	7

Summary of Revised Terms

Financial Overview Update

($ in millions)

Revenue

$540.0
$530.0
$520.0
$510.0
$500.0
$490.0
$480.0
$470.0
$460.0
$450.0
$440.0
$430.0
$504.2
$476.0
$471.4
(1.0%)
$498.2
$481.5
$465.3
(3.4%)
$528.0
$509.4
$472.4
(7.3%)
LTM 4/30/2005
LTM 7/31/2005E
2005E
Previous Estimates (With GE)
Previous Estimates (Bravo Only)
Revised Estimates (Bravo Only)

EBITDA

$100.0
$75.0
$50.0
$25.0
$0.0
$53.4
$55.5
$51.4
(7.3%)
$53.8
$55.7
$46.5
(16.4%)
$60.3
$62.0
$45.1
(27.3%)
LTM 4/30/2005 (1)
LTM 7/31/2005E (1)
2005E
Previous Estimates (With GE)
Previous Estimates (Bravo Only)
Revised Estimates (Bravo Only)

Source: Bravo management.

[1]	Includes add-back of $2.3 million related to one-time property lease accounting adjustment, per Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	8

2	Financial Analysis

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	9

Financial Analysis

Bravo Analysis Summary

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	10

Financial Analysis

Bravo Analysis Detail

($ in millions, except per share data)

Free Cash @ 4/30/05 (1)	$32.5
Total Debt & Minority Interest @ 4/30/05 (2)	$10.8
Option Proceeds (2)	$11.4
Fully Diluted Shares, Gross (in millions) (2)	22.2

Public Trading Analysis

	Financial Statistic (2)	Selected Multiple Range (3)				Enterprise Value		Equity Value		Per Share Amount
		Low		High		Low	High	Low	High	Low	High
LTM 7/31/2005E EBITDA	$46.5	5.6	x	7.6	x	$261.4	$354.5	$294.5	$387.6	$13.25	$17.44

2005E Calendar EPS	$0.90	12.9	x	17.5	x	$225.8	$317.7	$259.0	$350.8	$11.65	$15.78
2006E Calendar EPS	$1.07	11.8	x	14.5	x	246.5	310.8	279.7	343.9	12.58	15.47

								Reference Range (4)		$12.49	$16.23

Precedent Transactions Analysis

	Financial Statistic (2)	Selected Multiple Range (5)				Enterprise Value		Equity Value		Per Share Amount
		Low		High		Low	High	Low	High	Low	High
LTM 7/31/2005E EBITDA	$46.5	7.1	x	8.7	x	$331.3	$404.9	$364.4	$438.0	$16.39	$19.70

Discounted Cash Flow Analysis

	Discount Rate		EBITDA Exit Multiple				Enterprise Value		Equity Value		Per Share Amount
	Low	High	Low		High		Low	High	Low	High	Low	High
Assumptions	13.0%	15.0%	6.5	x	7.5	x	$387.2	$466.6	$420.3	$499.8	$18.90	$22.48

Leveraged Buyout Analysis

	Target IRR	EBITDA Exit Multiple				Enterprise Value		Equity Value		Per Share Amount
		Low		High		Low	High	Low	High	Low	High
Assumptions	25.0%	7.0	x	8.0	x	$355.9	$389.3	$389.1	$422.4	$17.50	$19.00

[1]	Represents 12-month rolling average cash balance of $42.5 million less $10.0 million in operating cash, per Bravo management.

[2]	Source: Bravo management. Note: LTM 7/31/2005E EBITDA includes add-back of $2.3 million related to one-time property lease accounting adjustment, per Bravo management. Figures reflect Bravo core business only, per Bravo management.

[3]	Based on the low to median multiples reflected on the Public Trading Summary (See p. 12).

[4]	Reference range based on average of the per share amounts.

[5]	Based on +/- 10.0% of the median multiples reflected on the Precedent Transaction Summary (See p. 13).

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	11

Financial Analysis

Public Trading Summary

($ in millions, except per share data)

	Current Price 7/14/2005	52-week			Market Value	Enterprise Value	EV as a Multiple of LTM (1)						Price/CY EPS (2)				3-5 Year Growth Rate (2)	P/E/G
Company		Low	High				Revenue		EBITDA		EBIT		2005E		2006E			2005E	2006E
Borders Group	$25.15	$21.20		$27.47	$1,834.2	$1,839.8	$3,917.9		$327.5		$212.0		$1.74		$1.95		11.3%	127.9%	114.5%
LTM: 04/23/05							0.47	x	5.6	x	8.7	x	14.4	x	12.9	x
Cost Plus	$24.18	$20.75		$37.61	$535.8	$601.3	$922.9		$72.2		$46.0		$1.36		$1.57		17.2%	103.6%	89.9%
LTM: 04/30/05							0.65	x	8.3	x	13.1	x	17.8	x	15.4	x
Electronics Boutique	$65.44	$23.25		$65.73	$1,686.7	$1,572.8	$2,124.0		$118.3		$78.4		$2.37		$2.80		16.7%	165.1%	139.8%
LTM: 04/30/05							0.74	x	13.3	x	20.1	x	27.6	x	23.4	x
Finlay Enterprises	$12.98	$10.59		$21.99	$118.5	$337.4	$921.8		$70.0		$53.0		$2.27		$2.67		NA	NA	NA
LTM: 04/30/05							0.37	x	4.8	x	6.4	x	5.7	x	4.9	x
Kirkland’s	$8.41	$7.46		$12.65	$163.5	$155.1	$396.5		$20.4		$7.5		$0.48		$0.62		15.0%	116.8%	90.4%
LTM: 04/30/05							0.39	x	7.6	x	20.8	x	17.5	x	13.6	x
Pier 1 Imports	$14.33	$13.96		$19.98	$1,257.3	$1,103.8	$1,871.5		$133.3		$56.6		$0.41		$0.57		13.1%	269.7%	193.0%
LTM: 05/28/05							0.59	x	8.3	x	19.5	x	35.2	x	25.2	x
RadioShack	$24.31	$23.11		$34.48	$3,801.9	$3,999.2	$4,871.5		$635.3		$528.5		$1.88		$2.06		11.1%	116.8%	106.4%
LTM: 03/31/05							0.82	x	6.3	x	7.6	x	12.9	x	11.8	x
Restoration Hardware	$8.50	$4.82		$8.68	$301.2	$346.1	$544.4		$21.7		$5.7		$0.21		$0.37		35.8%	115.7%	63.4%
LTM: 04/30/05							0.64	x	16.0	x	60.5	x	41.5	x	22.7	x
Sharper Image	$12.92	$11.16		$32.74	$199.2	$138.7	$748.5		$37.6		$14.8		$0.04		$0.31		17.5%	NM	NM
LTM: 04/30/05							0.19	x	3.7	x	9.4	x	NM		NM
Williams-Sonoma	$41.67	$29.45		$41.79	$5,082.1	$5,011.3	$3,216.7		$433.7		$318.9		$1.85		$2.14		17.6%	128.0%	110.9%
LTM: 05/01/05							1.56	x	11.6	x	15.7	x	22.5	x	19.5	x
Zale Corporation	$33.29	$24.59		$33.88	$1,708.6	$1,843.3	$2,366.3		$243.4		$182.2		$2.26		NA		12.0%	122.7%	NA
LTM: 04/30/05							0.78	x	7.6	x	10.1	x	14.7	x	NA

						High:	1.56	x	11.6	x	20.8	x	35.2	x	25.2	x		269.7%	193.0%
						Low:	0.39	x	5.6	x	7.6	x	12.9	x	11.8	x		103.6%	89.9%
						Mean:	0.75	x	7.9	x	13.6	x	19.3	x	16.4	x		140.8%	117.5%
						Median:	0.65	x	7.6	x	13.1	x	17.5	x	14.5	x		122.7%	108.6%

Bravo	$19.48	$13.30	-$	20.49	$419.0	$385.3	$501.7		$47.3		$33.4		$1.06		$1.29		17.7%	103.8%	85.7%
LTM: 04/30/05							0.77	x	8.1	x	11.5	x	18.3	x	15.1	x

Note: Summary multiples exclude outliers (Electronics Boutique, Finlay Enterprises, Restoration Hardware and Sharper Image).

Note: NM = not meaningful; NA = not available.

[1]	EBITDA and EBIT figures are all restated for extraordinary items.

[2]	Latest First Call consensus estimates.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	12

Financial Analysis

Precedent Transaction Summary

($ in millions)

Date Closed	Target Company	Acquiring Company	Enterprise Value	Enterprise Value / LTM:
				Revenue		EBITDA		EBIT
Pending	Electronics Boutique Holdings Corp.	GameStop Corp.	$1,284.6	0.60	x	10.9	x	16.4	x
Oct-04	Cole National Corporation	Luxottica Group S.p.A.	$726.8	0.59	x	7.9	x	13.8	x
Jul-04	Galyan’s Trading Company, Inc.	Dick’s Sporting Goods, Inc.	$353.3	0.49	x	10.2	x	NM
May-04	InterTAN, Inc.	Circuit City Stores, Inc.	$264.2	0.59	x	8.0	x	10.4	x
Feb-04	FTD, Inc.	Leonard Green & Partners, L.P.	$409.8	1.10	x	8.4	x	11.3	x
Dec-03	OfficeMax	Boise Cascade Corp	$1,251.8	0.26	x	10.1	x	NM
Dec-03	General Nutrition Companies, Inc.	Apollo Management, L.P.	$750.0	0.54	x	8.5	x	NM
Aug-03	The Sports Authority	Gart Sports Co.	$522.5	0.37	x	8.0	x	18.7	x
Nov-02	Vitamin Shoppe Industries Inc.	Bear Stearns Merchant Banking	$305.0	1.16	x	7.6	x	9.5	x
Nov-01	Discount Auto Parts	Advance Auto Parts	$463.5	0.69	x	6.9	x	10.7	x
Aug-01	Future Shop Ltd.	Best Buy Co., Inc.	$319.8	0.26	x	8.2	x	10.2	x
Aug-01	Sound Advice	Tweeter Home Entertainment	$144.3	0.73	x	10.7	x	15.1	x
Jun-01	Oshman’s Sporting Goods	Gart Sports Company	$101.1	0.31	x	5.2	x	7.5	x
Apr-01	Sunglass Hut International	Luxottica Group	$674.2	1.03	x	8.7	x	13.9	x
Jan-01	Musicland Stores Corporation	Best Buy Co., Inc.	$635.9	0.33	x	4.3	x	6.1	x
Dec-00	Magnolia Hi-Fi, Inc.	Best Buy Co., Inc.	$87.0	0.80	x	NA		NA
Sep-00	Piercing Pagoda	Zale Corporation	$218.3	0.77	x	5.6	x	8.3	x
Oct-00	PetCo Animal Supplies	Leonard Green / Texas Pacific	$563.2	0.54	x	5.8	x	10.1	x
Jun-00	Funco (GameStop)	Barnes & Noble	$142.3	0.56	x	7.6	x	10.1	x

			High:	1.16	x	10.9	x	18.7	x
			Low:	0.26	x	4.3	x	6.1	x
			Mean:	0.65	x	7.6	x	11.5	x
			Median:	0.60	x	7.9	x	10.4	x

Source: Public filings, press releases and other public sources.

Note: NM = not meaningful; NA = not available.

Note: Summary multiples exclude data from Galyan’s Trading Company, Inc., OfficeMax and General Nutrition Companies, Inc. transactions due to depressed profitability of respective target companies.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	13

Financial Analysis

Bravo Discounted Cash Flow Analysis

($ in millions, except per share data)

	2nd Half (1)	Projected
	2005	2006	2007	2008	2009
Revenue	$236.2	$532.4	$598.0	$658.8	$710.7
EBITDA	22.5	53.8	63.6	77.5	87.4
Less: Depreciation	(6.9)	(15.0)	(16.5)	(18.5)	(19.6)

EBIT	15.7	38.8	47.1	59.1	67.9
Less: Income Taxes @ 38.8%	(6.1)	(15.0)	(18.3)	(22.9)	(26.3)

Unlevered After-Tax Income	$9.6	$23.7	$28.8	$36.1	$41.5

Plus: Depreciation	$6.9	$15.0	$16.5	$18.5	$19.6
Less: Capital Expenditures	(9.0)	(21.4)	(24.0)	(25.5)	(20.5)
Less: Working Capital Investment	2.0	5.8	0.9	(2.0)	(1.6)
Less: Change in Other Assets & Liabilities, Net	1.0	2.2	2.2	(0.8)	(0.6)

Free Cash Flow	$10.6	$25.3	$24.3	$26.3	$38.4

	6.5x EBITDA			7.0x EBITDA			7.5x EBITDA
Terminal Value Based on EBITDA Multiple Exit Multiple in Year 4.5 (2009)
Discount Rate	13.0%	14.0%	15.0%	13.0%	14.0%	15.0%	13.0%	14.0%	15.0%

Discounted Free Cash Flows Q3 2005 - 2009	$88.2	$86.1	$84.1	$88.2	$86.1	$84.1	$88.2	$86.1	$84.1
Discounted Terminal Value	327.9	315.2	303.0	353.2	339.4	326.4	378.4	363.7	349.7

Enterprise Value	$416.2	$401.3	$387.2	$441.4	$425.6	$410.5	$466.6	$449.8	$433.8

Less: Debt & Minority Interest @ 4/30/05	($10.8)	($10.8)	($10.8)	($10.8)	($10.8)	($10.8)	($10.8)	($10.8)	($10.8)
Plus: Free Cash @ 4/30/05 (1)	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5
Plus: Option Proceeds	11.4	11.4	11.4	11.4	11.4	11.4	11.4	11.4	11.4

Implied Equity Value	$449.3	$434.5	$420.3	$474.5	$458.7	$443.6	$499.8	$483.0	$466.9

Fully Diluted Shares, Gross (in millions) 22.2

Equity Value Per Share

Discount Rate	EBITDA Terminal Multiple
	6.5x	7.0x	7.5x
13.0%	$20.21	$21.34	$22.48
14.0%	$19.54	$20.63	$21.72
15.0%	$18.90	$19.95	$21.00

Financial data source: Bravo management estimates and projections; figures represent Bravo core business only, per Bravo management.

[1]	Represents one-half of the estimated free cash flow in 2005.

[2]	Represents estimated 12-month rolling average cash balance of $42.5 million less $10.0 million in operating cash, per Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	14

Financial Analysis

Bravo Leveraged Buyout Summary

($ in millions, except per share data)

•	Illustrative leveraged buyout analysis at a $19.00 per share purchase price based on Bravo management projections results in a projected IRR of approximately 25.0% assuming a 2009 year-end exit (Year 4.5) at an 8.0x EBITDA exit multiple

Transaction Assumptions

Transaction Date	7/31/2005
Deferred Financing Fees Amortization Period	7

Trading Information

	Bravo
Enterprise Value	Current	@ LBO
Share Price @ 7/14/2005	$19.48	$19.00
Implied Premium / (Discount)	—	(2.5%)
Fully Diluted Shares, Gross	22.2	22.2
Equity Market Value	$433.1	$422.4
Plus: Debt & Minority Interest @ 4/30/2005	10.8	10.8
Less: Free Cash @ 4/30/2005 (1)	(32.5)	(32.5)
Less: Option Proceeds	(11.4)	(11.4)

Enterprise Value	$400.0	$389.3
Plus: Lease Expense Capitalized @ 8.0x	284.9	284.9

Adjusted Enterprise Value	$684.9	$674.2

Multiple Analysis	Statistic	Multiple
		Current		@ LBO
LTM 7/31/2005E EBITDA	$46.5	8.6	x	8.4	x
2005E EBITDA	$45.1	8.9	x	8.6	x

2005E P/E	$0.90	21.6	x	21.1	x
2006E P/E	1.07	18.3		17.8

Investor Equity % IRR Calculation

EBITDA Multiple	2008	2009
7.0x	18.3%	19.7%
7.5x	21.5%	22.0%
8.0x	24.5%	24.1%

Summary Pro Forma Credit / Leverage Statistics

	7/31/05 PF
Total Debt / EBITDA	4.12	x
Adjusted Debt / EBITDAR	5.75	x
EBITDA / Interest Expense	2.25	x

Ownership

	Amount	Contribution	Ownership
Management Option Plan	$0.0	0.0%	5.0%
Investor Equity	205.5	100.0%	95.0%

Total Equity	$205.5	100.0%	100.0%

Sources and Uses of Funds

Sources of Funds	Amount	Rate	Percent
Bank Revolver	$0.0	L + 250	0.0%
Senior Unsecured Notes	190.0	10.00%	43.2%
Excess Balance Sheet Cash	32.5		7.4%
Option Proceeds	11.4		2.6%
Investor Equity	205.5		46.8%

Total Sources of Funds	$439.4		100.0%

Uses of Funds
Purchase of Bravo Common Equity	$422.4		96.1%
Transaction Costs	12.0		2.7%
Financing Fees	5.0		1.1%

Total Uses of Funds	$439.4		100.0%

Debt Capacity Analysis

Estimated LTM EBITDA @ 7/31/2005	$46.5
Plus: SERP Add-back	0.5
Plus: Non-Cash Compensation Add-back	1.3

Estimated Adj. LTM EBITDA @ 7/31/2005	$48.3
Estimated LTM Rent Expense @ 7/31/2005	35.6

Estimated Adj. LTM EBITDAR @ 7/31/2005	$83.9
Target Adjusted Debt / EBITDAR Leverage	5.90	x

Implied Adjusted Debt Capacity	$495.1
Less: Lease Expense Capitalized @ 8.0x	(284.9)

Implied Debt Capacity	$210.2
Less: Existing Mortgage	(9.2)

Incremental Debt Capacity	$201.0

Financial data source: Bravo management estimates and projections; figures represent Bravo core business only, per Bravo management.

[1]	Represents 12-month rolling average cash balance of $42.5 million less $10.0 million in operating cash, per Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	15

3	Appendix

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	16

A	Bravo Financial Projections

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	17

Bravo Financial Projections

Bravo Income Statement

($ in millions, except per share data)

	Estimated	Projected
Fiscal Year End 01/31	2005	2006	2007	2008	2009
Sales	$472.4	$532.4	$598.0	$658.8	$710.7
Cost of Goods Sold	198.6	221.5	248.8	272.7	292.8

Gross Profit	$273.9	$310.9	$349.2	$386.1	$417.9

SG&A	242.5	272.1	302.1	327.0	350.0

EBIT	$31.4	$38.8	$47.1	$59.1	$67.9

Interest Expense (Income), Net	0.6	0.7	0.8	0.7	0.6

Pre-Tax Income	$30.8	$38.1	$46.3	$58.4	$67.3

Provision for Taxes	11.9	14.8	18.0	22.6	26.1

Net Income	$18.8	$23.3	$28.4	$35.7	$41.2

Number of Shares Outstanding	21.3	21.5	21.7	21.9	22.1
Fully Diluted EPS (In Dollars)	$0.88	$1.08	$1.31	$1.63	$1.86

EBIT	$31.4	$38.8	$47.1	$59.1	$67.9
Plus: Depreciation & Amortization	13.7	15.0	16.5	18.5	19.6

EBITDA	$45.1	$53.8	$63.6	$77.5	$87.4

Margin & Growth Rate Analysis
Revenue Growth	0.7%	12.7%	12.3%	10.2%	7.9%
COGS as a % of Sales	42.0%	41.6%	41.6%	41.4%	41.2%
Gross Margin	58.0%	58.4%	58.4%	58.6%	58.8%
SG&A as a % of Sales	51.3%	51.1%	50.5%	49.6%	49.2%
EBITDA Margin	9.5%	10.1%	10.6%	11.8%	12.3%
EBIT Margin	6.6%	7.3%	7.9%	9.0%	9.6%
Pre-Tax Margin	6.5%	7.2%	7.7%	8.9%	9.5%
Effective Tax Rate	38.8%	38.8%	38.8%	38.8%	38.8%
Net Margin	4.0%	4.4%	4.7%	5.4%	5.8%

Source: 2005E through 2009E based on Bravo management estimates and represent Bravo core business only, per Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	18

Bravo Financial Projections

Bravo Balance Sheet

($ in millions)

	Estimated	Projected
Fiscal Year End 01/31	2005	2006	2007	2008	2009
Assets
Cash and Cash Equivalents	$105.7	$129.6	$152.6	$177.6	$214.7
Accounts Receivable	10.1	10.0	11.0	12.1	13.0
Inventory	63.2	70.8	78.2	85.8	92.1
Other Current Assets	10.3	10.8	11.2	12.3	13.3

Total Current Assets	189.3	221.1	253.0	287.8	333.1

Net Property, Plant & Equipment	76.3	82.7	90.2	97.3	98.2
Existing Goodwill	0.0	0.0	0.0	0.0	0.0
Other Intangible Assets	0.0	0.0	0.0	0.0	0.0
Other Assets	7.0	7.2	7.5	8.2	8.9

Total Assets	$272.5	$311.0	$350.7	$393.3	$440.2

Liabilities and Shareholders' Equity
Bank Revolver	$0.0	$0.0	$0.0	$0.0	$0.0
Accounts Payable	14.7	16.4	18.2	19.9	21.4
Other Current Liabilities	39.5	51.5	59.5	65.5	70.7

Total Current Liabilities	54.2	67.9	77.7	85.5	92.1

Other Liabilities	24.5	26.9	29.4	29.4	29.4

Existing Mortgage Bravo	8.8	7.9	7.0	6.0	5.1

Total Long-Term Debt	8.8	7.9	7.0	6.0	5.1

Total Liabilities	87.5	102.7	114.0	120.9	126.6

Other Party Interest in Consolidated Entities	1.3	1.3	1.3	1.3	1.3
Common Equity	183.7	207.0	235.3	271.0	312.2

Total Liabilities and Equity	$272.5	$311.0	$350.7	$393.3	$440.2

Total Debt	$8.8	$7.9	$7.0	$6.0	$5.1
Total Debt, Preferred & Minority Interest	10.1	9.2	8.3	7.4	6.5
Net Debt, Preferred & Minority Interest	(95.6)	(120.4)	(144.3)	(170.2)	(208.2)
Total Book Equity	183.7	207.0	235.3	271.0	312.2
Total Book Capitalization	192.4	214.8	242.3	277.1	317.4

Source: Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	19

Bravo Financial Projections

Bravo Cash Flow Statement

($ in millions)

	Projected
Fiscal Year End 01/31	2006	2007	2008	2009
Cash Flow From Operations
Net Income	$23.3	$28.4	$35.7	$41.2
Depreciation	15.0	16.5	18.5	19.6
Change in Working Capital	5.8	0.9	(2.0)	(1.6)
Change in Other Assets	(0.2)	(0.3)	(0.8)	(0.6)
Change in Other Liabilities	2.4	2.4	0.0	0.0

Cash Provided / (Used) by Operating Activities	$46.3	$47.9	$51.4	$58.5

Cash Flow From Investing Activities
Capital Expenditures	($21.4)	($24.0)	(25.5)	(20.5)

Cash Provided / (Used) by Investing Activities	($21.4)	($24.0)	($25.5)	($20.5)

Cash Flow From Financing Activities
Change in Existing Mortgage Bravo	($0.9)	($0.9)	(0.9)	(0.9)
Dividend Paid to Common Shareholders	0.0	0.0	0.0	0.0
Change in Common Equity	0.0	0.0	0.0	0.0

Cash Provided / (Used) by Financing Activities	($0.9)	($0.9)	($0.9)	($0.9)

Cash Provided / (Used) by Operating Activities	$46.3	$47.9	$51.4	$58.5
Cash Provided / (Used) by Investing Activities	(21.4)	(24.0)	(25.5)	(20.5)
Cash Provided / (Used) by Financing Activities	(0.9)	(0.9)	(0.9)	(0.9)
(Payments) / Borrowings on Revolver	0.0	0.0	0.0	0.0

Total Change In Cash	$24.0	$23.0	$25.0	$37.1

Beginning Cash Balance	$105.7	$129.6	152.6	177.6
Change In Cash	24.0	23.0	25.0	37.1

Ending Cash Balance	$129.6	$152.6	$177.6	$214.7

Source: Bravo management.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	20

B	Cost of Capital Calculation

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	21

Cost of Capital Calculation

Bravo Weighted Cost of Capital Calculation

($ in millions)

Assumptions

Risk Free Rate (1)	4.2%	Marginal Tax Rate	38.8%
Market Risk Premium (2)	5.1%	Cost of Target Debt	6.5%
Equity Size Premium (3)	4.2%

Company	Levered Beta (4)	Mkt. Val. Equity	Book Val. Debt	Book Val. Preferred	BV Debt/ MV Equity	BV Pref. MV Equity	Unlevered Beta
Borders Group	1.10	$1,834.2	$8.8	$0.0	0.5%	0.0%	1.10
Cost Plus Inc.	1.29	535.8	53.0	0.0	9.9%	0.0%	1.22
Electronics Boutique	1.35	1,686.7	0.0	0.0	0.0%	0.0%	1.35
Finlay Enterprises Inc.	0.95	118.5	200.0	0.0	168.8%	0.0%	0.47
Kirkland’s Inc.	0.90	163.5	0.0	0.0	0.0%	0.0%	0.90
Pier 1 Imports Inc.	1.06	1,257.3	19.0	0.0	1.5%	0.0%	1.05
Radioshack Corp.	1.08	3,801.9	562.5	0.0	14.8%	0.0%	0.99
Restoration Hardware Inc.	1.64	301.2	33.8	0.0	11.2%	0.0%	1.53
Sharper Image Corp.	0.99	199.2	0.0	0.0	0.0%	0.0%	0.99
Williams-Sonoma Inc.	1.19	5,082.1	42.6	0.0	0.8%	0.0%	1.18
Zale Corp.	1.18	1,708.6	135.8	0.0	7.9%	0.0%	1.13
						Mean	1.14

Bravo	0.93	$421.5	$9.4	$0.0	2.2%	0.0%	0.92

Cost of Equity Estimate (5)

Unlevered Beta	1.14
Target BV Debt/MV Equity	4.7%
Target BV Preferred/MV Equity	0.0%
Levered Beta	1.18
Risk Free Rate	4.2%
Market Risk Premium	5.1%
Equity Size Premium	4.2%

Cost of Equity	14.4%

WACC Estimate (5)

Target BV Debt/MV Equity	4.7%
Target BV Preferred/MV Equity	4.7%
Target MV Equity/Total Market Capitalization	95.3%
After-Tax Cost of Debt	4.0%
Cost of Equity	14.4%

WACC	13.9%

[1]	Based on 10-year U.S. Treasury bond rate.

[2]	Source: Ibbotson Associates, SBBI 2004 Yearbook, Market Results for 1960 through 2004. Intermediate-horizon expected equity risk premium. Large company stock total returns minus intermediate-term government bond income returns.

[3]	Source: Ibbotson Associates, SBBI 2004 Yearbook, Market Results for 1960 through 2004. Equals 4.2%, 2.7% and 1.6% for market capitalization ranges of $0.0 to $441.0 million, $441.0 to $1,167.0 million and $1,167.0 to $4,794.0 million, respectively.

[4]	Source: Bloomberg.

[5]	Mean unlevered Beta excludes outlier (Finlay Enterprises, Inc.). Assumes industry average capital structure, excluding Finlay Enterprises, Inc., is optimal capital structure.

PRESENTATION TO THE SPECIAL COMMITTEE / July 15, 2005	22